Exhibit 99.1

For Immediate Release

Mass Hysteria Entertainment Company, Inc. Adds Tech Innovator To Advisory Board.

Hollywood, California. January 26, 2010. Mass Hysteria Entertainment Company, Inc. (OTCBB MHYS) is proud to announce Sam Teplitsky has joined Albert S. Ruddy (The Godfather) and John Landis (Animal House) on the Advisory Board. "Sam is a "cutting edge" strategist in mobile application and development. We are looking for him to play a significant role in the creation of Mass Hysteria's interactive experience, said CEO Daniel Grodnik. Sam Teplitsky has forged a solid career in the media and entertainment industry specializing in providing innovative solutions to wireless, media, entertainment, and branding. Presently, Sam oversees strategy and business development for Teleca's Enterprise Mobile team.

About Mass Hysteria Entertainment Company, Inc.

Mass Hysteria Entertainment's CEO is Daniel Grodnik, a veteran motion picture and television producer. Mr. Grodnik has developed, financed and produced dozens of movies in a career that spans roughly three decades. He has worked with most of the major studios, networks as well as many of the better-known Independent companies. The company website is www.masshysteriafilms.com . For more information or media inquiries, please contact Daniel Grodnik at info@masshysteriafilms.com, +1 (323) 956-8388

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include product demand, market competition, fluctuations in advertising payout, delays in website & application development, technical issues beyond our control, reliance on the various platforms that we build applications on, and risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. All traffic statistics are recent averages.